UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2019

Ares Commercial Real Estate Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 42nd Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

On January 11, 2019, ACRE Commercial Mortgage 2017-FL3 Ltd. (the “Issuer”) and ACRE Commercial Mortgage 2017-FL3 LLC (the “Co-Issuer”), both wholly owned indirect subsidiaries of Ares Commercial Real Estate Corporation (the “Company”), entered into an Amended and Restated Indenture (the “Amended Indenture”) with Wells Fargo Bank, National Association, as advancing agent and note administrator, and Wilmington Trust, National Association, as trustee, which governs the approximately $504.1 million principal balance of secured floating rate notes issued by the Issuer (the “Notes”) and $52.9 million of preferred equity in the Issuer (the “2019 FL3 CLO Securitization”). The Amended Indenture amends and restates, and replaces in its entirety, the indenture which governed the issuance of approximately $308.8 million principal balance of secured floating rate notes and $32.4 million of preferred equity in the Issuer in March 2017 (the “2017 FL3 CLO Securitization”).

The Notes are collateralized by interests in a pool of 17 mortgage assets having an aggregate principal balance of approximately $557.0 million (the “Mortgage Assets”), including six additional mortgage assets with an aggregate principal balance of approximately $228.8 million (the “Additional Mortgage Assets”). During the reinvestment period ending in March 2021, ACRC Lender LLC, a wholly owned indirect subsidiary of the Company (the “Seller”), may direct the Issuer to acquire additional mortgage assets meeting applicable reinvestment criteria using the principal repayments from the Mortgage Assets, subject to the satisfaction of certain conditions, including receipt of a Rating Agency Confirmation and investor approval of the new mortgage assets. The sale of the Additional Mortgage Assets to the Issuer is governed by a Mortgage Asset Purchase Agreement between the Seller and the Issuer.

In connection with the 2019 FL3 CLO Securitization, the Issuer and Co-Issuer offered and issued $172.7 million aggregate principal balance of additional Class A, Class A-S, Class B, Class C and Class D Notes (collectively, the “Additional Offered Notes”) to a third party. The original aggregate note balance of the 2017 FL3 CLO Securitization and the new aggregate note balance pursuant to the 2019 FL3 CLO Securitization, including the Additional Offered Notes, and interest rate of the Notes held by such third party (the “Offered Notes”) are as follows ($ in millions):

Class	Original Aggregate Note Balance	New Aggregate Note Balance	2019 FL3 CLO New Interest Rate(1)
Class A	$170.6	$278.5	LIBOR + 1.180%
Class A-S	$37.5	$61.3	LIBOR + 1.400%
Class B	$10.2	$16.7	LIBOR + 2.000%
Class C	$20.5	$33.4	LIBOR + 2.740%
Class D	$34.1	$55.7	LIBOR + 3.940%

(1)
The Offered Notes bear interest at variable rates per annum and reflect amendments to the rates from the indenture that governed the 2017 FL3 CLO Securitization in connection with the Amended Indenture.

The aggregate principal balance of the Offered Notes of the 2017 FL3 CLO Securitization was approximately $272.9 million, with a weighted average coupon of LIBOR plus 1.85%. The aggregate principal balance of the Offered Notes after giving effect to the 2019 FL3 CLO Securitization is approximately $445.6 million, and the initial weighted average coupon of the Offered Notes is LIBOR plus 1.70% per annum.

A wholly owned subsidiary of the Company retained approximately $58.5 million of the Notes (the “Retained Notes”) and all of the $52.9 million of preferred equity in the Issuer.

After January 16, 2023, the Issuer may redeem the Offered Notes subject to paying a make whole prepayment fee of 1.0% of the then outstanding balance of the Offered Notes. In addition, the Issuer has the right to redeem the Class D Notes, subject to paying a make whole prepayment fee of 1.0% on the Class D Notes, once the Class A Notes, Class A-S Notes, Class B Notes and Class C Notes have been repaid in full. Interest and principal payments that would otherwise be used to make payments on the Retained Notes and the Preferred Shares will be used to repay principal on the Offered Notes to the extent necessary to satisfy the senior note overcollateralization ratio.

 The Additional Offered Notes were offered pursuant to an offering made privately in transactions exempt from the registration requirements of the Securities Act of 1933. The Additional Offered Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       January 11, 2019

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Secretary